================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                             ----------------------



                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 14)


                             UNITED STATIONERS INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $0.10 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   913004 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                             Frederick B. Hegi, Jr.
                      750 North St. Paul Street, Suite 1200
                               Dallas, Texas 75201
                                 (214) 720-1313
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to revise notices and communications)


                                 August 18, 1999
--------------------------------------------------------------------------------
             (Date of event which requires filing of this Statement)






If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), (f) or (g), check the following box [ ].



                         (Continued on Following Pages)

78533.0001


CUSIP No. 913004 10 7                      13D                           Page 2
===================================================================================================================================
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Mr. Frederick B. Hegi, Jr.
===================================================================================================================================
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                (a)  [ ]
                                                                                                                (b)  [ ]
===================================================================================================================================
3        SEC USE ONLY

===================================================================================================================================
4        SOURCE OF FUNDS
         OO
===================================================================================================================================
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                                     [ ]
===================================================================================================================================
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
===================================================================================================================================
                    NUMBER OF                     7         SOLE VOTING POWER
                      SHARES
                   BENEFICIALLY                             379,882
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
                                                  =================================================================================
                                                  8         SHARED VOTING POWER

                                                            2,476,702
                                                  =================================================================================
                                                  9         SOLE DISPOSITIVE POWER

                                                            379,882
                                                  =================================================================================
                                                  10        SHARED DISPOSITIVE POWER

                                                            2,476,702
===================================================================================================================================
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,856,584
===================================================================================================================================
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
         EXCLUDES CERTAIN SHARES
                                                                                                                     [ ]
===================================================================================================================================
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

         8.4%

===================================================================================================================================
14       TYPE OF REPORTING PERSON

         IN
===================================================================================================================================



* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.


CUSIP No. 913004 10 7                      13D                           Page 3
===================================================================================================================================
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Mr. James T. Callier, Jr.
===================================================================================================================================
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                (a)  [ ]
                                                                                                                (b)  [ ]
===================================================================================================================================
3        SEC USE ONLY

===================================================================================================================================
4        SOURCE OF FUNDS
         OO
===================================================================================================================================
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                                     [ ]
===================================================================================================================================
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
===================================================================================================================================
                    NUMBER OF                     7         SOLE VOTING POWER
                      SHARES
                   BENEFICIALLY                             140,620
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
                                                  =================================================================================
                                                  8         SHARED VOTING POWER

                                                            1,838,328
                                                  =================================================================================
                                                  9         SOLE DISPOSITIVE POWER

                                                            140,620
                                                  =================================================================================
                                                  10        SHARED DISPOSITIVE POWER

                                                            1,838,328
===================================================================================================================================
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,978,948
===================================================================================================================================
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
         EXCLUDES CERTAIN SHARES
                                                                                                                     [ ]
===================================================================================================================================
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

         5.8%

===================================================================================================================================
14       TYPE OF REPORTING PERSON

         IN
===================================================================================================================================



* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.


CUSIP No. 913004 10 7                      13D                           Page 4
===================================================================================================================================
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Mr. Thomas W. Sturgess
===================================================================================================================================
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                (a)  [ ]
                                                                                                                (b)  [ ]
===================================================================================================================================
3        SEC USE ONLY

===================================================================================================================================
4        SOURCE OF FUNDS
         OO
===================================================================================================================================
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                                     [ ]
===================================================================================================================================
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
===================================================================================================================================
                    NUMBER OF                     7         SOLE VOTING POWER
                      SHARES
                   BENEFICIALLY                             169,011
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
                                                  =================================================================================
                                                  8         SHARED VOTING POWER

                                                            1,838,328
                                                  =================================================================================
                                                  9         SOLE DISPOSITIVE POWER

                                                            169,011
                                                  =================================================================================
                                                  10        SHARED DISPOSITIVE POWER

                                                            1,838,328
===================================================================================================================================
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,007,339
===================================================================================================================================
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
         EXCLUDES CERTAIN SHARES
                                                                                                                     [ ]
===================================================================================================================================
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

         5.9%

===================================================================================================================================
14       TYPE OF REPORTING PERSON

         IN
===================================================================================================================================



* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.


CUSIP No. 913004 10 7                      13D                           Page 5
===================================================================================================================================
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Mr. James A. Johnson
===================================================================================================================================
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                (a)  [ ]
                                                                                                                (b)  [ ]
===================================================================================================================================
3        SEC USE ONLY

===================================================================================================================================
4        SOURCE OF FUNDS
         OO
===================================================================================================================================
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                                     [ ]
===================================================================================================================================
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
===================================================================================================================================
                    NUMBER OF                     7         SOLE VOTING POWER
                      SHARES
                   BENEFICIALLY                             52,058
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
                                                  =================================================================================
                                                  8         SHARED VOTING POWER

                                                            610,016
                                                  =================================================================================
                                                  9         SOLE DISPOSITIVE POWER

                                                            52,058
                                                  =================================================================================
                                                  10        SHARED DISPOSITIVE POWER

                                                            610,016
===================================================================================================================================
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         662,074
===================================================================================================================================
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
         EXCLUDES CERTAIN SHARES
                                                                                                                     [ ]
===================================================================================================================================
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

         1.9%

===================================================================================================================================
14       TYPE OF REPORTING PERSON

         IN
===================================================================================================================================



* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.


CUSIP No. 913004 10 7                      13D                           Page 6
===================================================================================================================================
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Mr. V. Edward Easterling, Jr.
===================================================================================================================================
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                (a)  [ ]
                                                                                                                (b)  [ ]
===================================================================================================================================
3        SEC USE ONLY

===================================================================================================================================
4        SOURCE OF FUNDS
         OO
===================================================================================================================================
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                                     [ ]
===================================================================================================================================
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
===================================================================================================================================
                    NUMBER OF                     7         SOLE VOTING POWER
                      SHARES
                   BENEFICIALLY                             38,632
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
                                                  =================================================================================
                                                  8         SHARED VOTING POWER

                                                            610,016
                                                  =================================================================================
                                                  9         SOLE DISPOSITIVE POWER

                                                            38,632
                                                  =================================================================================
                                                  10        SHARED DISPOSITIVE POWER

                                                            610,016
===================================================================================================================================
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         648,648
===================================================================================================================================
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
         EXCLUDES CERTAIN SHARES
                                                                                                                     [ ]
===================================================================================================================================
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

         1.9%

===================================================================================================================================
14       TYPE OF REPORTING PERSON

         IN
===================================================================================================================================



* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.


CUSIP No. 913004 10 7                      13D                           Page 7
===================================================================================================================================
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Mr. Michael B. Decker
===================================================================================================================================
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                (a)  [ ]
                                                                                                                (b)  [ ]
===================================================================================================================================
3        SEC USE ONLY

===================================================================================================================================
4        SOURCE OF FUNDS
         OO
===================================================================================================================================
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                                     [ ]
===================================================================================================================================
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
===================================================================================================================================
                    NUMBER OF                     7         SOLE VOTING POWER
                      SHARES
                   BENEFICIALLY                             17,308
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
                                                  =================================================================================
                                                  8         SHARED VOTING POWER

                                                            610,016
                                                  =================================================================================
                                                  9         SOLE DISPOSITIVE POWER

                                                            17,308
                                                  =================================================================================
                                                  10        SHARED DISPOSITIVE POWER

                                                            610,016
===================================================================================================================================
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         627,324
===================================================================================================================================
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
         EXCLUDES CERTAIN SHARES
                                                                                                                     [ ]
===================================================================================================================================
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

         1.8%

===================================================================================================================================
14       TYPE OF REPORTING PERSON

         IN
===================================================================================================================================



* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.


CUSIP No. 913004 10 7                      13D                           Page 8
===================================================================================================================================
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Wingate Management Company, L.P.
===================================================================================================================================
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                (a)  [ ]
                                                                                                                (b)  [ ]
===================================================================================================================================
3        SEC USE ONLY

===================================================================================================================================
4        SOURCE OF FUNDS
         OO
===================================================================================================================================
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                                     [ ]
===================================================================================================================================
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
===================================================================================================================================
                    NUMBER OF                     7         SOLE VOTING POWER
                      SHARES
                   BENEFICIALLY                             0
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
                                                  =================================================================================
                                                  8         SHARED VOTING POWER

                                                            1,822,066
                                                  =================================================================================
                                                  9         SOLE DISPOSITIVE POWER

                                                            0
                                                  =================================================================================
                                                  10        SHARED DISPOSITIVE POWER

                                                            1,822,066
===================================================================================================================================
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,822,066
===================================================================================================================================
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
         EXCLUDES CERTAIN SHARES
                                                                                                                     [ ]
===================================================================================================================================
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

         5.4%

===================================================================================================================================
14       TYPE OF REPORTING PERSON

         PN
===================================================================================================================================



* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.


CUSIP No. 913004 10 7                      13D                           Page 9
===================================================================================================================================
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Wingate Partners, L.P.
===================================================================================================================================
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                (a)  [ ]
                                                                                                                (b)  [ ]
===================================================================================================================================
3        SEC USE ONLY

===================================================================================================================================
4        SOURCE OF FUNDS
         OO
===================================================================================================================================
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                                     [ ]
===================================================================================================================================
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
===================================================================================================================================
                    NUMBER OF                     7         SOLE VOTING POWER
                      SHARES
                   BENEFICIALLY                             0
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
                                                  =================================================================================
                                                  8         SHARED VOTING POWER

                                                            1,822,066
                                                  =================================================================================
                                                  9         SOLE DISPOSITIVE POWER

                                                            0
                                                  =================================================================================
                                                  10        SHARED DISPOSITIVE POWER

                                                            1,822,066
===================================================================================================================================
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,822,066
===================================================================================================================================
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
         EXCLUDES CERTAIN SHARES
                                                                                                                     [ ]
===================================================================================================================================
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

         5.4%

===================================================================================================================================
14       TYPE OF REPORTING PERSON

         PN
===================================================================================================================================



* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.


CUSIP No. 913004 10 7                      13D                          Page 10
===================================================================================================================================
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Wingate Management Limited, L.L.C.
===================================================================================================================================
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                (a)  [ ]
                                                                                                                (b)  [ ]
===================================================================================================================================
3        SEC USE ONLY

===================================================================================================================================
4        SOURCE OF FUNDS
         OO
===================================================================================================================================
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                                     [ ]
===================================================================================================================================
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
===================================================================================================================================
                    NUMBER OF                     7         SOLE VOTING POWER
                      SHARES
                   BENEFICIALLY                             0
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
                                                  =================================================================================
                                                  8         SHARED VOTING POWER

                                                            610,016
                                                  =================================================================================
                                                  9         SOLE DISPOSITIVE POWER

                                                            0
                                                  =================================================================================
                                                  10        SHARED DISPOSITIVE POWER

                                                            610,016
===================================================================================================================================
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         610,016
===================================================================================================================================
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
         EXCLUDES CERTAIN SHARES
                                                                                                                     [ ]
===================================================================================================================================
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

         1.8%

===================================================================================================================================
14       TYPE OF REPORTING PERSON

         OO
===================================================================================================================================



* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.


CUSIP No. 913004 10 7                      13D                          Page 11
===================================================================================================================================
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Wingate Management Company II, L.P.
===================================================================================================================================
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                (a)  [ ]
                                                                                                                (b)  [ ]
===================================================================================================================================
3        SEC USE ONLY

===================================================================================================================================
4        SOURCE OF FUNDS
         OO
===================================================================================================================================
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                                     [ ]
===================================================================================================================================
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
===================================================================================================================================
                    NUMBER OF                     7         SOLE VOTING POWER
                      SHARES
                   BENEFICIALLY                             0
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
                                                  =================================================================================
                                                  8         SHARED VOTING POWER

                                                            588,734
                                                  =================================================================================
                                                  9         SOLE DISPOSITIVE POWER

                                                            0
                                                  =================================================================================
                                                  10        SHARED DISPOSITIVE POWER

                                                            588,734
===================================================================================================================================
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         588,734
===================================================================================================================================
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
         EXCLUDES CERTAIN SHARES
                                                                                                                     [ ]
===================================================================================================================================
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

         1.7%

===================================================================================================================================
14       TYPE OF REPORTING PERSON

         PN
===================================================================================================================================



* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.


CUSIP No. 913004 10 7                      13D                          Page 12
===================================================================================================================================
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Wingate Partners II, L.P.
===================================================================================================================================
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                (a)  [ ]
                                                                                                                (b)  [ ]
===================================================================================================================================
3        SEC USE ONLY

===================================================================================================================================
4        SOURCE OF FUNDS
         OO
===================================================================================================================================
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                                     [ ]
===================================================================================================================================
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
===================================================================================================================================
                    NUMBER OF                     7         SOLE VOTING POWER
                      SHARES
                   BENEFICIALLY                             0
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
                                                  =================================================================================
                                                  8         SHARED VOTING POWER

                                                            588,734
                                                  =================================================================================
                                                  9         SOLE DISPOSITIVE POWER

                                                            0
                                                  =================================================================================
                                                  10        SHARED DISPOSITIVE POWER

                                                            588,734
===================================================================================================================================
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         588,734
===================================================================================================================================
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
         EXCLUDES CERTAIN SHARES
                                                                                                                     [ ]
===================================================================================================================================
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

         1.7%

===================================================================================================================================
14       TYPE OF REPORTING PERSON

         PN
===================================================================================================================================



* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

           This Amendment No. 14 to Schedule 13D (this "Amendment") amends and supplements the Schedule 13D, as amended (the "Schedule 13D"), filed with the Securities and Exchange Commission with respect to the acquisition (the "Acquisition") by Associated Holdings, Inc., a Delaware corporation ("Associated") of 17,201,839 shares of the common stock, $0.10 par value ("Common Stock"), of United Stationers Inc., a Delaware corporation (the "Company"), which was effected on March 30, 1995. Immediately following the Acquisition, Associated was merged with and into the Company, and the separate corporate existence of Associated thereafter ceased. Accordingly, the information set forth in the Schedule 14D-1, as amended, of which the Schedule 13D formed a part, relating to the ownership of Associated (and, accordingly, the beneficial ownership of the Company), is hereby further amended as set forth in this Amendment. All share numbers reflect a 2-for-1 stock split effected by the Company by way of a 100% stock dividend paid to holders of Common Stock on September 28, 1998, subsequent to the Filing Parties' previous filing. Capitalized terms used herein and not otherwise defined herein have the meanings ascribed to such terms in Amendment No. 12 to the Schedule 13D.

Item 3.              Sources and Amount of Funds or Other Consideration

           Effective as of August 18, 1999, Wingate Partners and Wingate II effected a distribution to their respective limited and general partners in the aggregate amounts of 1,133,690 and 366,310 shares of Common Stock, respectively.

Item 5.              Interest in Securities of Issuer

           Following the distributions described in Item 3 above, the Filing Parties may be deemed to beneficially own shares of Common Stock in the following amounts:

           (a)

                     (1) Mr. Hegi may be deemed to beneficially own 2,856,584 shares of Common Stock of the Company, representing 8.4% of the outstanding shares of Common Stock. Of such shares, Mr. Hegi has sole voting and dispositive power with respect to 379,882 shares, and shared voting and dispositive power with respect to 2,476,702 shares as a result of the relationships described in paragraph (b)(1) below.

                     (2) Mr. Callier may be deemed to beneficially own 1,978,948 shares of Common Stock of the Company, representing 5.8% of the outstanding shares of Common Stock. Of such shares, Mr. Callier has sole voting and dispositive power with respect to 140,620 shares, and shared voting and dispositive power with respect to 1,838,328 shares as a result of the relationships described in paragraph (b)(2) below.

                     (3) Mr. Sturgess may be deemed to beneficially own 2,007,339 shares of Common Stock of the Company, representing 5.9% of the outstanding shares of Common Stock. Of such shares, Mr. Sturgess has sole voting and dispositive power with respect to 169,011 shares, and shared voting and dispositive power with respect to 1,838,328 shares as a result of the relationships described in paragraph (b)(3) below.

                     (4) Mr. Johnson may be deemed to beneficially own 662,074 shares of Common Stock of the Company, representing 1.9% of the outstanding shares of Common Stock. Of such shares, Mr. Johnson has sole voting and dispositive power with respect to 52,058 shares, and shared voting and dispositive power with respect to 610,016 shares as a result of the relationships described in paragraph (b)(4) below.

                     (5) Mr. Easterling may be deemed to beneficially own 648,648 shares of Common Stock of the Company, representing 1.9% of the outstanding shares of Common Stock. Of such shares, Mr. Easterling has sole voting and dispositive power with respect to 38,632 shares, and shared voting and dispositive power with respect to 610,016 shares as a result of the relationships described in paragraph (b)(5) below.

                     (6) Mr. Decker may be deemed to beneficially own 627,324 shares of Common Stock of the Company, representing 1.8% of the outstanding shares of Common Stock. Of such shares, Mr. Decker has sole voting and dispositive power with respect to 17,308 shares, and shared voting and dispositive power with respect to 610,016 shares as a result of the relationships described in paragraph (b)(6) below.

                     (7) Wingate Management may be deemed to beneficially own 1,822,066 shares of Common Stock of the Company, representing 5.4% of the outstanding shares of Common Stock. Of such shares, Wingate Management has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 1,822,066 shares as a result of the relationships described in paragraph (b)(7) below.

                     (8) Wingate Partners may be deemed to beneficially own 1,822,066 shares of Common Stock of the Company, representing 5.4% of the outstanding shares of Common Stock. Of such shares, Wingate Partners has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 1,822,066 shares as a result of the relationships described in paragraph (b)(8) below.

                     (9) Wingate Limited may be deemed to beneficially own 610,016 shares of Common Stock of the Company, representing 1.8% of the outstanding shares of Common Stock. Of such shares, Wingate Limited has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 610,016 shares as a result of the relationships described in paragraph (b)(9) below.

                     (10) Wingate Management II may be deemed to beneficially own 588,734 shares of Common Stock of the Company, representing 1.7% of the outstanding shares of Common Stock. Of such shares, Wingate Management II has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 588,734 shares as a result of the relationships described in paragraph (b)(10) below.

                     (11) Wingate II may be deemed to beneficially own 588,734 shares of Common Stock of the Company, representing 1.7% of the outstanding shares of Common Stock. Of such shares, Wingate II has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 588,734 shares as a result of the relationships described in paragraph (b)(11) below.

           (b)

                     (1) Of the 379,882 shares of Common Stock for which Mr. Hegi has sole voting and dispositive power, 250,544 of such shares are held of record by Mr. Hegi, 122,384 shares are held in a retirement trust for which Mr. Hegi serves as trustee and is primary beneficiary, 954 shares may be issuable within 60 days of the date hereof under a directors deferred compensation plan and options to purchase 6,000 shares may be exercised within 60 days of the date hereof. Of the 2,476,702 shares of Common Stock for which Mr. Hegi may be deemed to have shared voting and dispositive power, 17,781 of such shares are held of record by Mr. Hegi as trustee of certain trusts for the benefit of unrelated parties, and 2,458,921 of such shares are owned of record by the following entities as follows:
           1,822,066 shares of Common Stock are owned of record by Wingate Partners; 588,734 shares of Common Stock are owned of record by Wingate II; 16,262 shares of Common Stock are owned of record by Wingate Management Corporation, an entity for which Mr. Hegi serves as an executive officer ("WMC"); 10,577 of such shares are held in a family company for which Mr. Hegi serves as managing partner; and 21,282 shares of Common Stock are owned of record by Wingate Limited.

                     Wingate Management is the general partner of Wingate Partners and, therefore, may be deemed to beneficially own the shares of Common Stock held of record by Wingate Partners. Mr. Hegi is a general partner of Wingate Management and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by Wingate Management.

                     Wingate Management II is the general partner of Wingate II and, therefore, may be deemed to beneficially own the shares of Common Stock held of record by Wingate II. Wingate Limited is the general partner of Wingate Management II and, therefore, may be deemed to beneficially own the shares of Common Stock beneficially owned by Wingate Management II. Mr. Hegi is a principal of Wingate Limited and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock owned of record and beneficially by Wingate Limited.

                     (2) The 140,620 shares of Common Stock for which Mr. Callier has sole voting and dispositive power are held of record by Mr. Callier. Of the 1,838,328 shares of Common Stock for which Mr. Callier may be deemed to have shared voting and dispositive power, 1,822,066 shares of Common Stock are owned of record by Wingate Partners, and 16,262 shares of Common Stock are owned of record by WMC, an entity for which Mr. Callier serves as an executive officer.

                     Wingate Management is the general partner of Wingate Partners and, therefore, may be deemed to beneficially own the shares of Common Stock held of record by Wingate Partners. Mr. Callier is a general partner of Wingate Management and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by Wingate Management.

                     (3) The 169,011 shares of Common Stock for which Mr. Sturgess has sole voting and dispositive power consist of 99,011 shares of Common Stock held of record by Mr. Sturgess, and options to purchase 70,000 shares of Common Stock which are exercisable within 60 days of the date of this Amendment. Of the 1,838,328 shares of Common Stock for which Mr. Sturgess may be deemed to have shared voting and dispositive power:
           1,822,066 shares of Common Stock are owned of record by Wingate Partners; and 16,262 shares of Common Stock are owned of record by WMC, an entity for which Mr. Sturgess serves as an executive officer.

                     Wingate Management is the general partner of Wingate Partners and, therefore, may be deemed to beneficially own the shares of Common Stock held of record by Wingate Partners. Mr. Sturgess is a general partner of Wingate Management and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by Wingate Management.

                     (4) Of the 52,058 shares of Common Stock for which Mr. Johnson has sole voting and dispositive power, 12,879 of such shares are held of record by Mr. Johnson, 32,210 of such shares are held in a self-directed IRA for the benefit of Mr. Johnson, 969 shares may be issuable within 60 days of the date hereof under a directors deferred compensation plan and options to purchase 6,000 shares may be exercised within 60 days of the date hereof. Of the 610,016 shares of Common Stock for which Mr. Johnson may be deemed to have shared voting and dispositive power, 588,734 of such shares are owned of record by Wingate II, and 21,282 shares of Common Stock are held of record by Wingate Limited.

                     Wingate Management II is the general partner of Wingate II and, therefore, may be deemed to beneficially own the shares of Common Stock held of record by Wingate II. Wingate Limited is the general partner of Wingate Management II and, therefore, may be deemed to beneficially own the shares of Common Stock beneficially owned by Wingate Management II. Mr. Johnson is a principal of Wingate Limited and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock owned of record and beneficially by Wingate Limited.

                     (5) The 38,632 shares of Common Stock for which Mr. Easterling has sole voting and dispositive power are held of record by Mr. Easterling under the name PAT Investments. Of the 610,016 shares of Common Stock for which Mr. Easterling may be deemed to have shared voting and dispositive power, 588,734 shares of Common Stock are owned of record by Wingate II, and 21,282 shares of Common Stock are held of record by Wingate Limited.

                     Wingate Management II is the general partner of Wingate II and, therefore, may be deemed to beneficially own the shares of Common Stock held of record by Wingate II. Wingate Limited is the general partner of Wingate Management II and, therefore, may be deemed to beneficially own the shares of Common Stock beneficially owned by Wingate Management II. Mr. Easterling is a principal of Wingate Limited and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock owned of record and beneficially by Wingate Limited.

                     (6) The 17,308 shares of Common Stock for which Mr. Decker has sole voting and dispositive power are held of record by Mr. Decker. Of the 610,016 shares of Common Stock for which Mr. Decker may be deemed to have shared voting and dispositive power, 588,734 shares of Common Stock are owned of record by Wingate II, and 21,282 shares of Common Stock are held of record by Wingate Limited.

                     Wingate Management II is the general partner of Wingate II and, therefore, may be deemed to beneficially own the shares of Common Stock held of record by Wingate II. Wingate Limited is the general partner of Wingate Management II and, therefore, may be deemed to beneficially own the shares of Common Stock beneficially owned by Wingate Management II. Mr. Decker is a principal of Wingate Limited and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock owned of record and beneficially by Wingate Limited.

                     (7) Of the 1,822,066 shares of Common Stock for which Wingate Management may be deemed to have shared voting and dispositive power, none of such shares are held of record by Wingate Management, and 1,822,066 of such shares are held of record by Wingate Partners. Wingate Management is the general partner of Wingate Partners and, therefore, may be deemed to be the beneficial owner of the shares owned of record by Wingate Partners.

                     (8) Of the 1,822,066 shares of Common Stock for which Wingate Partners has shared voting and dispositive power, 1,822,066 of such shares are held of record by Wingate Partners.

                     (9) Of the 610,016 shares of Common Stock for which Wingate Limited may be deemed to have shared voting and dispositive power, 21,282 of such shares are held of record by Wingate Limited, and 588,734 of such shares may be deemed to be beneficially owned by Wingate Management II. Wingate Limited is the general partner of Wingate Management II and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by Wingate Management II.

                     (10) Of the 588,734 shares of Common Stock for which Wingate Management II may be deemed to have shared voting and dispositive power, none of such shares are held of record by Wingate Management II, and 588,734 of such shares are owned of record by Wingate II. Wingate Management II is the general partner of Wingate II and, therefore, may be deemed to be the beneficial owner of the shares held of record by Wingate II.

                     (11) Of the 588,734 shares of Common Stock for which Wingate II has shared voting and dispositive power, 588,734 of such shares are held of record by Wingate II.

           (c) The right to receive dividends on, and proceeds from, the sale of the shares of Common Stock held of record by Wingate Partners, Wingate II and Wingate Limited described in paragraphs (a) and (b) above is governed by the limited partnership agreements (or, with respect to Wingate Limited, the operating agreement) of each of such entities, and such dividends or proceeds may be distributed with respect to numerous general and limited partnership or members interests.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to the Securities of the Issuer

           The rights to distributions, division of profits and other arrangements relating to the Company's securities owned of record by each of Wingate Partners, Wingate II, and Wingate Limited and their respective general and limited partners are governed exclusively by their respective partnership agreements (or, with respect to Wingate Limited, its operating agreement).

Item 7.    Material to be Filed as Exhibits

           None.

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



           August 16, 1999                By: /s/ Frederick B. Hegi, Jr.
           ---------------                    --------------------------
           Date                               Name:  Frederick B. Hegi, Jr.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



           August 16, 1999                By: /s/ James T. Callier, Jr.
           ---------------                    --------------------------
           Date                               Name:  James T. Callier, Jr.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



           August 18, 1999                By: /s/ Thomas W. Sturgess
           ---------------                    --------------------------
           Date                               Name:  Thomas W. Sturgess

           SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



           August 16, 1999                By: /s/ James A. Johnson
           ---------------                    --------------------------
           Date                               Name:  James A. Johnson

           SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



           August 16, 1999                By: /s/ V. Edward Easterling, Jr.
           ---------------                    --------------------------
           Date                               Name:  V. Edward Easterling, Jr.

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



           August 16, 1999                By: /s/ Michael B. Decker
           ---------------                    --------------------------
           Date                               Name:  Michael B. Decker

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


           August 16, 1999                WINGATE MANAGEMENT COMPANY, L.P
           ---------------


                                          By:/s/ Frederick B. Hegi, Jr.
                                             --------------------------
                                             Frederick B. Hegi, Jr.,
                                             General Partner

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


           August 16, 1999                WINGATE PARTNERS, L.P.
           --------------


                                          By: Wingate Management Company, L.P.,
                                              General Partner


                                              By:  /s/ Frederick B. Hegi, Jr.
                                                   --------------------------
                                                   Frederick B. Hegi, Jr.,
                                                   General Partner

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


           August 16, 1999                WINGATE MANAGEMENT LIMITED, L.L.C.
          --------------


                                          By: /s/ Frederick B. Hegi, Jr.
                                              --------------------------
                                              Frederick B. Hegi, Jr.,
                                              Principal

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


           August 16, 1999                WINGATE MANAGEMENT COMPANY II, L.P.
           --------------


                                          By: Wingate Management Company, L.P.,
                                              General Partner


                                          By:  /s/ Frederick B. Hegi, Jr.
                                               --------------------------
                                               Frederick B. Hegi, Jr.,
                                               Principal

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


           August 16, 1999            WINGATE PARTNERS II, L.P.
           --------------


                                      By: Wingate Management Company, L.P.,
                                          General Partner


                                      By: Wingate Management Limited, L.L.C.,
                                          General Partner


                                      By:  /s/ Frederick B. Hegi, Jr.
                                           --------------------------
                                           Frederick B. Hegi, Jr.,
                                           General Partner